USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355

April 13, 2018

Mr. Mandeep Arora
1839 15th Street, Unit #357
San Francisco, CA 94103

Re:	Separation and General Release

Dear Mandeep:

This letter sets forth the agreement of USA Technologies, Inc. (the “Company") and you to the terms of your separation of employment from the Company, effective April 16, 2018 (the “Separation Date”).

The terms and conditions of your separation from employment are set forth in this “Separation Agreement and Release” as follows:

1.
Termination of Employment. You agree that your separation shall be effective as of the Separation Date and, as of such date, you shall voluntarily resign from and cease to be employed by the Company and each and every subsidiary or affiliate of the Company in all capacities, including but not limited to, as Chief Product Officer. You have executed and delivered to the Company the Resignation Letter annexed hereto as Exhibit “A” concurrently with our mutual execution of this Separation Agreement and Release.

2.	Payments. In consideration for your general release set forth below in Paragraph 5(A) and this Separation Agreement and Release, the Company agrees to make the following payments to you:

a.          The Company will pay you for the wages due though the Separation Date on the Separation Date and will continue to pay you your annual salary of $280,000 until one year from the Separation Date, less withholding of taxes and other deductions required by law. You will receive this pay in accordance with the standard payroll schedule and practices of the Company for all managers and officers, on an every two weeks payment basis.   In the event the Company fails to make any installment payment when due, and provided that such payment is not made by the Company within five days following receipt of notice of nonpayment thereof, the full balance of any unpaid salary payments under this paragraph shall be immediately due and payable upon written notice from you to the Company.

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
b.          If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay directly or reimburse you for the COBRA premium payments for you and your eligible dependents under the Company’s group medical and dental insurance plans until one year from the date of your Separation Date.

c.          Subject to the achievement of the target goals under the Company’s Fiscal Year 2018 Long-Term Stock Incentive Plan (the “LTI Stock Plan”), and subject to the terms thereof, the Company will issue to you the number of shares of common stock which may be earned by you under the Plan. Any such award shall be prorated for the time during which you were employed by the Company during the fiscal year (November 9, 2017 through the Separation Date). Any stock awards under the LTI Stock Plan would be issued to you at the same time as, and would be subject to the same conditions (except requirements of continued employment) as, any stock awards to be issued to the other executive officers pursuant to the LTI Stock Plan.

d.          Subject to the achievement of the target goals under the Company’s Fiscal Year Short-Term Cash Incentive Plan (the “STI Plan”), and subject to the terms of the STI Plan (except requirements of continued employment), the Company will pay to you the cash bonus which may be earned by you under the STI Plan. Any such bonus shall be prorated for the time during which you were employed by the Company during the fiscal year (November 9, 2017 through the Separation Date). The bonus would be paid to you at the same time as the bonus would be paid to the other executive officers pursuant to the STI Plan.

e.          The Company will pay you for your accrued but unused Paid Time Off on the Separation Date.

f.          The Company shall pay you an additional $370,000 in twenty-six (26) equal installments of $14,230.77 each payable on the date of the Company’s regular every two week payroll period commencing on the first payroll date after the Separation Date, less withholding of taxes and other deductions in the minimum amounts required by law.   In the event the Company fails to make any installment payment when due, and provided that such payment is not made by the Company within five days following receipt of notice of nonpayment thereof, the full balance of any unpaid amounts under this paragraph shall be immediately due and payable upon written notice from you to the Company.

g.          You shall be entitled to expense reimbursements that would be owed to you under Section 2(f) of the November 9, 2017 Employment Agreement for expenses incurred though the Separation Date, payable at times consistent with Company current practices for its executive officers.

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
h.          Except for the payments, benefits and stock listed in this Paragraph 2 and the stock you already own as of the date hereof, you acknowledge that you are not entitled to any other payments, benefits, stock or compensation in any form from the Company or Cantaloupe Systems, Inc. (“Cantaloupe”), including but not limited to, any payments, benefits, stock and compensation pursuant to your Employment, Non-Interference, Non-Solicitation, Non-Competition and Invention Assignment Agreement with the Company dated November 9, 2017 (the “November 9, 2017 Employment Agreement”) or under the LTI Stock Plan or the STI Plan.

3.
Tax Obligations.  You have agreed that the Company may deduct and withhold from the payments to be made to you pursuant to Paragraph 2 any and all required income and payroll taxes.  Any and all income and payroll tax withholding obligations of the Company in connection with the shares of Company common stock that may be issuable to you under the LTI Stock Plan shall be paid by you at the time of and as a condition of the issuance of the shares either through cancellation of the appropriate number of these shares or your cash payment to the Company.

4.
Continuing Obligations. You agree to continue to be bound by the provisions in Sections 5, 6, and 8 of your November 9, 2017 Employment Agreement. You and the Company agree to continue to be bound by all of the terms and provisions of the Lock Up Agreement between you and the Company, the Joinder Release and Waiver Agreement between you, Cantaloupe, and the Company, the Letter of Transmittal you signed on November 15, 2017, and the Agreement and Plan of Merger dated November 6, 2017 between the Company, Cantaloupe and various other parties (the “Merger Agreement”).

5.	Mutual General Releases.

A.          By You.  In consideration for the Company's undertakings set forth above in Paragraph 2 and elsewhere in this Separation Agreement and Release, you agree, intending to be legally bound, to voluntarily and forever release and discharge each of the Company and Cantaloupe, as well as each of their respective officers, directors, employees, attorneys, and agents, and their respective subsidiaries, heirs, personal representatives, successors and assigns (collectively the "Company Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively "Claims"), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against the Company Releasees (or any of them) arising at any time heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation:

a.          any and all claims related in any way to your employment with the Company and Cantaloupe and the termination of your employment with the Company;

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
b.          any and all rights, interests, and claims under the Company’s policies, procedures, manuals and handbooks;

c.          any and all claims for wages and benefits (including, without limitation, salary, vacation pay, severance pay, paid time off, sick time, expenses, incentive pay, disability pay, pay differential, pay continuation, health and welfare benefits, and bonuses);

d.          any and all claims under state, federal or municipal or local law, including but not limited to the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Wage and Hour Law, the U.S. Fair Labor Standards Act, the Federal Equal Pay Act, the Uniform Services Employment and Reemployment Rights Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 or the applicable Cal-COBRA provisions, the California Health and Safety Code,  California Business and Professions Code section 17200, and all claims for retaliation thereunder;

e.          any and all claims for alleged discrimination or harassment on the basis of age, race, religion, sex, national origin, color, creed, citizenship, sexual orientation and/or disability, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under common law,  the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Americans with Disabilities Act, the Pennsylvania Human Relations Act, the California Fair Employment and Housing Act (as amended), the Uniform Services Employment and Reemployment Rights Act,  the National Labor Relations Act, and all claims for retaliation thereunder;

f.          the California Labor Code and any and all claims for retaliation thereunder;

g.          any and all claims under any federal or state statute relating to employee benefits or pensions, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”);

h.          any and all claims under the Family and Medical Leave Act of 1993, as amended, the California Family Rights Act, and/or any other similar state or local laws;

i.          any and all claims under the Worker Adjustment and Retraining Notification Act and/or any other similar state or local laws;

j.          any and all claims for breach of contract;

k.          any and all claims in tort (including, but not limited to, any claims for defamation; libel; slander; misrepresentation; invasion of privacy; intentional or negligent infliction of emotional distress; assault and battery; negligent hiring, retention, and/or supervision; interference with contract or prospective economic advantage; wrongful termination or constructive discharge; breach of covenant of good faith and fair dealing; fraud; promissory or equitable estoppel; violation of public policy; unfair dismissal; or any other common law claim now or hereafter recognized);

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
l.          any and all claims for equitable relief, including reinstatement or injunctive relief;

m.        any and all claims for any type of damages, including but not limited to back pay, front pay, compensatory damages and punitive damages; and

n.          any and all claims for attorney’s fees and costs.

Provided, however, notwithstanding anything contained herein to the contrary, such releases by you shall not include, release or otherwise diminish any Claims, of any kind or nature whatsoever that you may have (a) arising under this Separation Agreement and Release; (b) arising under the Lock Up Agreement between you and the Company; or (c) arising under the Merger Agreement. Notwithstanding anything contained herein to the contrary, you shall be entitled to indemnification or exculpation pursuant to the terms of (A) the certificates of incorporation, bylaws or other governing documents of the Company or Cantaloupe, (B) arising under statutory law, or (C) arising under any insurance policies of the Company or Cantaloupe subject to the terms of such policies.

B.   By the Company.   In consideration for your releases and other undertakings set forth herein, the Company agrees, intending to be legally bound, to voluntarily and forever release and discharge each of you, your spouse, as well as each of your agents, attorneys and their respective heirs, personal representatives, successors and assigns (collectively "Arora Releasees"), jointly and severally, from any and all Claims, known or unknown, which the Company, Cantaloupe, and their  directors, agents, successors or assigns ever had, now have or hereafter may have against the Arora Releasees (or any of them) arising at any time heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof.

Provided, however, notwithstanding anything contained herein to the contrary, such release shall not release or otherwise diminish any Claims, of any kind or nature whatsoever that the Company may have (a) arising under this Separation Agreement and Release ; (b) under the provisions of Sections 5, 6, and 8 of your November 9, 2017 Employment Agreement; (c) under the Lock Up Agreement between you and the Company; (d) under the Joinder Release and Waiver Agreement between you, Cantaloupe, and the Company,  (e) under the Letter of Transmittal you signed on November 15, 2017, and (f) under the Merger Agreement.

C.          Waiver of Unknown Claims.  The parties hereto acknowledge that the mutual releases provided in this Paragraph 5 are intended by each of them to be effective as a full and final settlement of, and as a bar to, all of the released claims. The parties further understand, acknowledge and agree that the released claims extend to matters that may not yet have been discovered, and that that possibility has been taken into account in executing this Separation Agreement and Release. As to the released claims, the parties each represent that they have read and fully understand Section 1542 of the California Civil Code and, to the extent applicable, specifically waive all rights under Section 1542 of the California Civil Code, which states:

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,”

6.
Wage Claims. You represent that, as of the effective date of this Separation Agreement and Release, you are not aware of any facts or circumstances on which a claim under an applicable workers’ compensation act, the Fair Labor Standards Act, the California Labor Code, the California Industrial Welfare Commission wage orders, or any other similar state or local statute providing for fees in wage actions, or under applicable state minimum wage or wage payment laws, could be brought against the Company or any of the Releasees.  You acknowledge that you have been paid all wages due for hours actually worked.  You acknowledge that there are no other monies due or owing to you as of the date of this Separation Agreement and Release, and that you will not seek any further compensation from the Company or the Releasees.

7.
FMLA and CFRA. You represent that, as of the effective date of this Separation Agreement and Release, you have received all leave under the Family Medical Leave Act, as amended (“FMLA”), and/or the California Family Rights Act (“CFRA”), to which you believe you are entitled, and you are not aware of any facts on which a claim under the FMLA or the CFRA could be brought against the Company or any of the Releasees.

8.
Return of Company Property. On or before the Separation Date, and except as otherwise authorized by the Company in writing for your work during the transition cooperation period referenced in Paragraph 9(b), you agree that you will return to the Company all of its or Cantaloupe’s property either issued to you or now in your possession, including but not limited to, any Company credit cards, American Express cards, pagers and keys and access cards to the Company’s office.  Except as otherwise authorized by the Company in writing for your work during the transition cooperation period referenced in Paragraph 9(b), you acknowledge that you will have no access to any of the Company’s or Cantaloupe’s property, including but not limited to, files and computer systems after the Separation Date. In addition, except as otherwise authorized by the Company in writing for your work during the transition cooperation period referenced in Paragraph 9(b), on the Separation Date, you shall immediately surrender to the Company any and all materials, documents, software, manuals or other records, in your possession or control, which include or contain any confidential information of or concerning the business or policies of the Company or Cantaloupe, and you will not retain or use any copies or summaries thereof.   Notwithstanding the above provisions of this Paragraph 8, you may retain and are hereby transferred, for no additional consideration, your Company or Cantaloupe owned cellular phone and phone number.

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
9.	Future Actions:

a.          Each party agrees that he or it  will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to: (i) USAT  or Cantaloupe and/or any of their respective directors, officers, executives,  management, employees, agents,  and representatives, concerning any action taken or statement made by any of them prior to the Separation Date; or (ii) you or your spouse concerning any action taken or statement made by either you or your spouse prior to the Separation Date.  Both parties further agree that they will refrain from engaging in any publicity or any other activity that damages or impairs, or could damage or impair, the business, goodwill or reputation of the Company or Cantaloupe and each of their respective directors, officers, executives,  management, employees, agents,  or representatives, or of you or your spouse concerning any action taken or statement made by any of them prior to the Separation Date. Each parties obligations under this sub-section shall not apply to and nothing in this sub-section shall restrict either party from making, expressing, releasing, or encouraging any such statements, where necessary, in connection with or arising out of (i) any legal action, claim, or proceeding whatsoever, including but not limited to, any arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state or local court or governmental agency, department, board, body or arbitrator, or similar panel or body, or (ii) compliance with or observance of any rule, law, regulation, decree, or order, or (iii) complying with any disclosure obligations under the rules and regulations of the Securities and Exchange Commission or other securities laws. If there is any inquiry from a future potential employer or business partner regarding you, the Company shall provide only the following information to such future potential employer or business partner: (i) your dates of employment, (ii) positions held, (iii) that you resigned on the Separation Date, and (iv) a reference to the phone number and e-mail address of Anant Agrawal, if he remains an employee of the Company at the time of the inquiry, for any further information. The Company shall not be liable or responsible for any communication from Anant Agrawal concerning you.

b.          From and after the Separation Date, and in consideration of the severance payments being made to you in Paragraph 2 above and the Company’s releases and other obligations provided herein, you agree to reasonably cooperate with the Company (or its agents) upon its or their request from time to time in order to transition your work to another person during the five (5) month period after the Separation Date; provided, however, such cooperation shall only require you to be available remotely (via telephone or e-mail), or subject to the last sentence of this subsection, in person, and shall not require more than thirty (30) hours of your time in the first 30 days after the Separation Date, and not more than fifteen (15) hours of your time in each  month of the four (4) month period thereafter.    The schedule for the exact periods you will be available in person to provide such transition services shall be at mutually agreeable times established between you and the Company and shall only be in the first thirty (30) days after the Separation Date.

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
10.
Remedies.  You acknowledge that any breach by you of the obligations set forth in Paragraph 9 hereof or Sections 5 and 6 of your November 9, 2017 Employment Agreement would substantially and materially impair and irreparably harm the Company’s business and goodwill;  the Company agrees that its breach of the Company’s obligations set forth in Paragraph 9 hereof would substantially and materially harm you;  and the parties both agree that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, both parties agree that in the event of any breach or any threatened breach by you of any of the provisions of Paragraph 9 hereof or Sections 5 and 6 of your November 9, 2017 Employment Agreement, or the Company’s breach of the Company’s obligations under Paragraph 9, then non-breaching party, shall be entitled, in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment to the prevailing party in any litigation of all costs and expenses incurred by the prevailing party, including attorneys' fees.  The remedies granted to the parties in this Separation Agreement and Release are cumulative and are in addition to remedies otherwise available to the parties at law or in equity.

11.
Waiver of Breach.  The waiver by any party of a breach of any provision of this Separation Agreement and Release shall not operate or be construed as a waiver of any other or subsequent breach or any other provision.

12.
Severability. Should any provision of this Separation Agreement and Release be held invalid or illegal, such illegality shall not invalidate the whole of this Separation Agreement and Release but rather, the Separation Agreement and Release shall be construed as if it did not contain the invalid or illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

13.
Merger Clause and Effect. This Separation Agreement and Release embodies the complete understanding and agreement between the parties hereto concerning termination of your employment and supersedes any and all prior agreements, understandings, negotiations and discussions between the parties, oral or written, express or implied relating to wages and benefits and the terms of your separation from employment.  This Separation Agreement and Release shall be binding upon and inure to the benefit of the respective heirs, assigns, successors, and personal representatives of the parties. Except to the extent expressly preserved herein, the provisions of the November 9, 2017 Employment Agreement are no longer binding on the Company or you and are hereby deemed null and void subsequent to the date hereof.

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
14.
Taxes.  Notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement and Release including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

15.
Choice of Law; Jurisdiction; Venue. This Separation Agreement and Release shall be construed in accordance with the laws of the State of California without regard to its conflict of law rules.  The Parties hereby consent to the exclusive jurisdiction of, and venue in, the state and federal courts situated in the Northern District of the State of California over any dispute arising under this Agreement.

16.	Consultation with Attorney. This will confirm that the Company has advised you to consult with an attorney prior to your execution of this Separation Agreement and Release.

17.	Future Causes of Action. You understand that you do not waive rights or claims that may arise after the Separation Date.

18.
Legal Proceedings.  You represent and warrant that as of the Separation Date, you have no complaints, charges or grievances filed or pending internally with any court or governmental entity in which the Company is named, including, but not limited to, any complaint with the Department of Labor, Securities and Exchange Commission, Internal Revenue Service, Department of Justice, Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, the California Department of Fair Employment and Housing, and the San Francisco Human Rights Commission alleging violations of any anti-discrimination statute, the Sarbanes Oxley Act, or any other securities or tax laws or any professional ethics rules, or asserting any claims released herein.  You further represent and warrant that you have not assigned or otherwise transferred any interest in any claim that you may have against the Company or any of the Releasees.

19.
Government Agencies and Legal Proceedings Brought by Others.   Nothing in this Separation Agreement and Release prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. You further agree and covenant that should you or any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceedings against the Company, its successors, assigns, trustees, directors, officers, employees and agents involving any matter occurring at any time in the past, you will not seek or accept any personal relief in such civil action, suit or proceeding. You further understand that this Separation Agreement and Release does not limit your ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. This Separation Agreement and Release does not limit your right to receive an award for information provided to any Government Agencies.

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
20.
Successors and Assigns.  All the terms and provisions of this Separation Agreement and General Release shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors and assigns of each of the parties hereto.  You  may not assign either this Separation Agreement and General Release or any of its rights, interest or obligations hereunder without the prior written approval of the Company. The Company may assign this Agreement.

21.
Headings.  The paragraph headings contained in this Separation Agreement and General Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Separation Agreement and General Release.

22.
Attorneys’ Fees.  In any controversy or claim arising out of or relating to this Separation Agreement and Release or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.

23.
Execution of Agreement.  This Separation Agreement and Release may be executed and delivered (including by facsimile, .pdf or similar electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SIGNATURE PAGE FOLLOWS

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Separation Agreement and Release on the day and year first above written.

Sincerely,

USA Technologies, Inc.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Mandeep Arora	Date: April 14, 2018
Mandeep Arora

/s/ Maybelle Arora	Date: April 14, 2018
Witness

(Print Witness Name) Maybelle Arora

Separation Agreement and Release between Mandeep Arora and USA Technologies, Inc.
Exhibit A

Resignation Letter

Mandeep Arora
1839 15th Street, Unit #357
San Francisco, CA 94103

April 13, 2018

USA Technologies, Inc.
100 Deerfield Lane
Suite 300
Malvern, PA 19355

To the Corporate Secretary of USA Technologies, Inc.:

I hereby resign from all positions held by me in USA Technologies, Inc. (the “Company”) and each and every subsidiary or affiliate thereof, including from my position as Chief Product Officer of the Company, effective on April 16, 2018. This will confirm that I am not resigning as a result of any disagreement with the Company, its management, or its Directors on any matter relating to the operations, policies, or practices of the Company.

Sincerely,

Mandeep Arora